Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-207748) on Form S-8 of Royal Bank of Canada of our report dated June 28, 2019 with respect to the statements of net assets available for benefits of City National Bank Profit Sharing Plan as of December 31, 2018 and 2017, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental information as of December 31, 2018, appearing in this Annual Report (Form 11-K) of City National Bank Profit Sharing Plan.

/s/ Moss Adams LLP

Irvine, California

June 28, 2019